Exhibit 10.10

GLOBEX DATA S.A.

LICENSE AGREEMENT FOR Securus® suite and EHRmedi®

This License Agreement (this "Agreement"), is made and entered into this 23rd day of August 2010, (the "Effective Date"), between GlobeX Data SA. and its Worldwide subsidiaries ("GBX") a corporation duly incorporated under the laws of Switzerland, having an office at 14 Rue du Rhone, Geneva 1204, Switzerland, and Globalpaynet Holdings Inc. and its worldwide affiliates ("Licensee") a corporation duly incorporated under the laws of the State of Nevada, USA, having an office at 701 Fifth Avenue, suite 4200, Seattle WA 98104 USA.

This license agreement is only for the use of GBX's Securus® and EHRmedi® suite of web-based application (including SecurusVault and MediVault). This agreement is only valid for the articles stated in Exhibit A of this document.

Article 1. Interpretation.

1.1 Definitions.  In this Agreement, the following terms shall have the meanings set out below:

(a) "Confidential Information" means the Products, Developed Software, upgrades and other information of the parties when it is presented in printed, written, graphic, or photographic or other tangible form (but including information received, stored or transmitted electronically) and marked as "Confidential", "Proprietary", "Discloser Private", or "Restricted" by the Discloser. Confidential Information also includes information of the parties, when presented in oral form, that is recorded as written minutes or notes of such oral presentations and which are marked "Confidential" and provided to Recipient within thirty (30) days after the date of disclosure.

(b) "Delivery Date" shall mean, in respect of each Product delivered to Licensee under Section 3.1, the date on which Licensee receives the Product.

(c) "Discloser" means a party disclosing Confidential Information.

(d) "Documentation" shall mean all operator, technical and user manuals, training materials, guides, listings, specifications, and other materials for use in conjunction with the Software, whether in hard copy or electronic forms, as may be furnished to Licensee under this Agreement from time to time.

(e) "Licensee System" means the Servers and clients (including computer workstations, personal computers, network computers, laptop computers and other similar hardware or devices) of the Licensee.

(f) "Product(s)" shall mean the Software and the Documentation, collectively.

(g) "Product Release" shall mean a particular version of the Product, as developed by GBX and made commercially available from time to time, and designated by a version number.

(h) "Recipient" means a party receiving Confidential Information.

(i) "Server" means a computer, including a workstation, terminal or other digital electronic device, acting as a server, on which the Licensee will install the Products.

(j) "Software" shall mean the Securus® and EHRmedi® suites of web-based applications described in Exhibit A to this Agreement.

(k) "Strategic Partnership Agreement" means any Strategic Partnership Agreement which may or may not be in place between GBX and the Licensee.

(l) "Upgrade" shall mean a new Product Release as signified by an increment to the version number in either the ones' digit or the tenths' digit.

1.2 Wording.  Wherever the singular or masculine form is used in this Agreement, it will be construed as the plural or feminine or neuter form, as the case may be, and vice versa, as the context or the parties require.

1.3 Headings.  The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

1.4 Exhibits.  The Exhibits listed below and attached hereto shall be deemed to form an integral part of this Agreement:

DESCRIPTION A

Securus® and EHRmedi® web-based software applications, including SecurusVault, MediVault, FinVault and LexVault.

Securus® is a web-based electronic data management tool providing data backup and file sharing capabilities.

EHRmedi® is a web-based electronic health records management tool.

1.5 Entire Agreement.  This Agreement constitutes the entire agreement among the parties concerning the subject matter hereof, and supersedes all written or oral prior agreements or understandings with respect thereto. No party shall claim any amendment, modification, or release from any provision hereof by mutual agreement, acknowledgement or acceptance or purchase order forms or otherwise, unless in writing signed by an authorized representative of each party.

1.6 Applicable Law.  This Agreement shall be construed, interpreted and governed by the laws of Switzerland.

Article 2. Product Licenses.

2.1 Grant of License.  Subject to the terms and conditions of this Agreement, GBX grants to Licensee an irrevocable (except for termination as provided in section 6.4) exclusive, non-transferable license for the territory of the United State of America, to:

(a) use the Products on the Licensee Systems for Licensee's business;

(b) make copies of the Software for installation and use on the Licensee Systems;

(c) make an unlimited number of copies of the Documentation (either in hardcopy or electronic form), provided that each copy may be used only for Licensee's internal purposes;

2.2 Restrictions on Use.  Licensee shall not:

(a) use, copy, republish or distribute the Products, or cause or permit any person to use, copy, republish or distribute the Products, except as permitted under this Agreement;

(b) modify the Products;

(c) translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restriction), or create derivative works based on, the Products, in whole or in part;

(d) loan, sell, rent, lease, sublicense, grant a security interest in, distribute, loan or otherwise transfer rights to the Products, in whole or in part; or

(e) remove any patent, copyright, trade secret, trademark or other restrictive and proprietary notices or labels from the Products.

2.3 Disaster Recovery.  Licensee may provide copies of the Products to a disaster recovery provider to deploy the Products on a disaster recovery site under its control for use solely in the event of disaster conditions and inoperability of the Licensee System. Prior to providing the Products or any other information relating to this Agreement to a Third Party, Licensee shall be responsible for ensuring that the Third Party is aware of and has agreed in writing to be bound by the confidentiality and use provisions of this Agreement. Disclosure of the Products or any other information relating to this Agreement to a Third Party shall only be made for purposes consistent with the provisions of this Agreement.

Article 3.Delivery.

3.1 Delivery of Products.  Within seven (7) days after the execution by both parties of this Agreement GBX shall deliver copies of the Products to Licensee.

Article 4. Exclusion of Warranties.

4.1   GBX EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE PRODUCTS AND SERVICES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.2  GBX DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PRODUCTS OR THE SERVICES WILL MEET THE REQUIREMENTS OF LICENSEE, THAT THE OPERATION OF THE PRODUCTS OR THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT DEFECTS IN THE PRODUCTS OR THE SERVICES WILL BE CORRECTED. FURTHER, GBX DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE PRODUCTS OR THE SERVICES IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

Article 5. Limitation of Liability.

5.1 No Consequential Damages.  UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, SHALL GBX BE LIABLE FOR ANY LOSS OF PROFITS, SAVINGS OR GOODWILL, LOSS OR INACCURACY OF DATA, OR ANY INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, OR OTHERWISE) THAT RESULT FROM THE USE OF SOFTWARE, INCLUDING BUT NOT LIMITED TO THE INABILITY TO USE, EVEN IF LICENSEE OR AN AUTHORIZED REPRESENTATIVE OF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.2 Monetary Limit.  IN NO EVENT SHALL GBX’S TOTAL LIABILITY TO LICENSEE FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, OR OTHERWISE) EXCEED CHF 50,000.

5.3 Application.  THE ABOVE LIMITATIONS AND DISCLAIMERS SHALL APPLY EVEN IN THE EVENT OF A BREACH BY GBX OF A CONDITION OR FUNDAMENTAL TERM OF THIS AGREEMENT OR A BREACH WHICH CONSTITUTES A FUNDAMENTAL BREACH OF THIS AGREEMENT.

5.4 Separate Enforceability.   THE TERMS OF THIS AGREEMENT ARE TO BE CONSIDERED AS SEPARATE PROVISIONS AND SHALL EACH BE INDIVIDUALLY ENFORCEABLE.

6 Intellectual Property.

6.1 Title.  Licensee acknowledges that the Products are protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties, and agrees that, as between Licensee and GBX, all right, title and interest in and to the Products, including without limitation, all rights to patent, copyright, trademark and trade secret rights and all other intellectual property rights therein and thereto, and all copies thereof, in whatever form, shall at all times remain solely with GBX. All title and related rights in the content accessed through the Products is the property of the applicable content owner and may be protected by applicable copyright or other intellectual property laws or treaties. This Agreement grants Licensee no rights to such content.

6.2 GBX's Proprietary Notices.  Licensee agrees that any copies of the Software or Documentation which it makes pursuant to this Agreement shall bear all patent, copyright, trade secret, trademark or other restrictive and proprietary notices included therein by GBX and, except as expressly authorized herein, Licensee shall not distribute any copies of the Software or Documentation to any third party.

6.3 Assistance.  Upon knowledge of any unauthorized possession or use of, or access to, any Products licensed hereunder, Licensee shall notify GBX as soon as possible. Licensee shall promptly furnish GBX with full details of such situation, assist in preventing any recurrence thereof, and cooperate at GBX's expense in any litigation or other proceedings reasonably necessary to protect the intellectual property rights of GBX and/or its licensors.

6.4 Intellectual Property Indemnity.

6.4.1 GBX shall indemnify, defend and hold Licensee harmless from and against any loss, cost, damage, liability, or expense (including reasonable legal fees) suffered or incurred by Licensee in connection with any U.S. patent, copyright or other intellectual property infringement claim by any third party with respect to the Products or Services, except to the extent the claim is based on:

6.4.1.1 alterations or modifications to the Products made by Licensee or a third party;

6.4.1.2 the use of a prior or modified release if the infringement claim could have been avoided by the use of a current unmodified release;

6.4.1.3 a use of the Products in a manner not contemplated by the Documentation;

6.4.1.4 GBX's compliance with or use of designs, requirements, specifications, instructions, or alterations supplied, developed or requested by Licensee; or

6.4.1.5 the use of the Products, or any component thereof, in combination with another product or products provided by Licensee that have not been approved by GBX or in hardware or an operating environment that is not supported by GBX; and provided Licensee gives GBX timely notice in writing of the institution of such claim or suit and permits GBX to defend, compromise or settle the claim and provides, at GBX's request and expense, all available information, assistance and authority to so defend, compromise or settle the claim. GBX shall have sole control of the defense of any such claim or suit including appeals and of all negotiations for settlement, including the right to effect the settlement or compromise thereof.

6.4.1.6 the Licensee pays all licensing fees on the terms of 10% of gross sales made in the licensed territory, in this case: the U.S.A. per user using the software. The payment for license fees by Licensee to GBX shall be made no later than the 15th of each month, on a monthly basis starting from January 2011.

6.4.2 GBX further agrees that if Licensee is prevented from using the Products due to an actual or claimed infringement under Subsection 6.4.1, then GBX shall usereasonable commercial efforts to:

6.4.2.1 procure for Licensee, at GBX's expense, the right to continue to use the Products or Services;

6.4.2.2 replace or modify the Products or Services, at GBX's expense, so as to become non-infringing; or

6.4.2.3 terminate the Agreement as it relates to the infringing Products or Services.

6.4.3 This Section 6.4 shall constitute GBX's entire obligation to Licensee with respect to any claim of infringement respecting the Products or Services.

7 Confidentiality.

7.1 Obligation of Confidentiality.  Pursuant to this Agreement, each party may, from time to time, furnish the other party to this Agreement with certain Confidential Information. Recipient will use the same care to avoid disclosure of such Confidential Information as it uses with its own similar confidential information which it does not wish to disclose, but such standard of care shall not be less than a reasonable standard of care. Recipient shall not disclose the Confidential Information, including any trade secret, confidential or proprietary information contained within the Confidential Information, to any persons other than its directors, officers, employees, contractors, agents, professional advisors or other representatives who have a need to know the Confidential Information, who have been instructed that it is Confidential Information, and who are under an obligation of confidentiality substantially similar to the terms of this section prior to such disclosure. The disclosure of Discloser's Confidential Information does not grant to the Recipient any license or rights to any trade secrets, or under any patents or copyrights, except as expressly provided by the licenses granted in this Agreement. Except as otherwise provided in this Agreement, all Confidential Information is provided by the Discloser on an "as is" basis. The obligations of Recipient with respect to any particular portion of Confidential Information shall terminate (or shall not attach) in any of the following cases:

7.1.1 the Confidential Information was in the public domain at the time of Discloser's communication to Recipient;

7.1.2 the Confidential Information entered the public domain through no fault of Recipient subsequent to the time of Discloser's communication to Recipient;

7.1.3 the Confidential Information was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication to Recipient;

7.1.4 the Confidential Information was independently developed by Recipient; or

7.1.5 the Confidential Information's disclosure is required by law, valid subpoena, or court or government order, provided, however, that Recipient provides prompt notice of such required disclosure and Recipient shall have made a reasonable effort to obtain a protective order or other reliable assurance affording it confidential treatment and limiting its use solely for the purpose for which the law or order requires. Discloser understands that Recipient may develop information internally, or receive information from other parties, that may be similar to Discloser's information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Recipient will not independently develop products, for itself or for others, that compete with the products or systems contemplated by Discloser's information.

7.2 Injunction.  The parties agree that a breach of the confidentiality obligations by Recipient shall cause immediate and irreparable monetary damage to Discloser and shall entitle Discloser to make application to a court of competent jurisdiction for injunctive relief in addition to all other remedies available at law.

8 Terms, Fees and Termination.

8.1 Terms.  This Agreement shall be effective from the Effective Date until terminated.

8.2 Fees . The Fees for use of Software shall be as follows:

10% of the gross sales in the licensed territory, in this case: the United States of America.  Fees shall be paid on a monthly basis no later than the 15th of each month.  Commencement period for fees shall be January 2011.  All gross sales made by Licensee from the date of this Agreement to December 31 2010 are License Fee Free.  No payment will be made to GBX until December 31 2010 other than the costs of operations associated with storing data in GBX’s data centre in Geneva.

8.3 Duration. This License is granted exclusively to Licensee from August 23 2010 to December 31 2020.

8.4 Territories.  The territories covered exclusively under this License are:

The United States of America

8.5 Termination.  This Agreement, in whole or in part, including termination of a Quotation Form, may be terminated as follows:

8.5.1 for convenience by Licensee, upon ninety (90) days written notice delivered to GBX setting out the subject matter of the termination; or

8.5.2 for cause by GBX, in the event that Licensee commits a material breach of this Agreement and does not cure such breach within ninety (90) days of receipt of written notice specifying such breach and GBX's intent to terminate.

8.6 Effect of Termination.  Upon termination of this Agreement, in whole or in part, all rights granted to Licensee in respect of the subject matter of the termination shall revert to GBX, Licensee shall immediately discontinue use of the affected Products within the scope of the termination and Licensee shall certify in writing to GBX within ninety (90) days that the affected copies of the Products, in whole or in part, in any form, have either been returned to GBX or destroyed in accordance with GBX's instructions.

9 General Provisions.

9.1 Assignment.  Licensee may not assign this Agreement without the prior written consent of GBX. All the terms and conditions of this Agreement shall be binding upon and for the benefit of the parties hereto and their successors and permitted assigns.

9.2 Export Controls.  Licensee shall comply with all export laws, restrictions and regulations having application to it; whether of the Department of Commerce or other United States or foreign agency or authority and have not and will not export, re-export or otherwise transmit, download or use directly or indirectly, any software, information, data, or other materials received under this Agreement in violation of any such restrictions, laws or regulations. Licensee shall indemnify, defend and hold harmless GBX from any loss, liability, cost or expense (including reasonable legal fees) related to any action arising from Licensee's failure to comply with this section.

9.3 Force Majeure.  Neither party shall be liable for any costs or damages resulting from its inability to perform any of its obligations under this Agreement due to acts of God, the elements, strikes, actions or decrees of governmental bodies or any other causes beyond the reasonable control of the affected party ("Force Majeure Event"). A Force Majeure Event shall not constitute a breach of this Agreement. The party so affected shall immediately give notice to the other party of the Force Majeure Event. Upon such notice, all obligations of the affected party under this Agreement which are reasonably related to the Force Majeure Event shall be immediately suspended, and the affected party shall do everything reasonably possible to resume performance as soon as practicable.

9.4 Notice.  All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by certified mail, return receipt requested, or by overnight courier, to the parties at the respective addresses set forth on page 1 of this Agreement or to such other addresses as the parties may from time to time inform each other by notice hereunder.

9.5 No Waiver.  No failure to exercise and no delay in exercising, on the part of either party, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.

9.6 Severability.  If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby and, in such an event, such provisions shall be interpreted so as to best accomplish the intent of the parties within the limits of applicable law.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first above written.

GlobeX Data S.A.
By its authorized signatory: /s/ Edouard Gueudet
Name:	Edouard Gueudet
Title:	Director
Date: 23 August 2010

Globalpaynet Holdings Inc.
By its authorized signatory: /s/ Alain Ghiai
Name:	Alain Ghiai
Title:	CEO
Date: 23 August 2010